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[SMITH & WESSON LOGO]


                                                                   EXHIBIT 10.11


George Colclough                                                    May 14, 2001


Dear George:

This letter agreement will confirm our conversation of Monday, May 14, 2001 and our agreement regarding your continued employment by Smith & Wesson Corp. (the "Company"). Specifically, you and the Company have agreed as follows:

1. From and after the date hereof, you will remain in the employ of Smith & Wesson at the rate of pay and benefits in effect as of May 14, 2001 pursuant to your Employment Agreement with the Company dated February 1, 2001 (your "Employment Agreement"), which shall remain in effect pursuant to the terms and conditions set forth therein, except as expressly stated otherwise in this letter agreement.

2. Effective as of May 14, 2001, your title has become Vice President and General Counsel. Your primary duty will be to assist with the transition and provide advice as requested from time to time by myself and other officers of the Company regarding the various legal issues facing the Company. I also expect to solicit your advice and assistance on other Company issues as they may evolve. This change in you duties and position has been made pursuant to Section 4 of your Employment Agreement.

3. The Company will maintain an office here at the plant n Springfield, MA for your use as you deem necessary. You have been given the flexibility to work the hours you feel appropriate and from whatever location you feel appropriate.

4. Nothing set forth in this letter agreement shall be deemed to constitute an agreement by the Company to employ you for any particular duration or otherwise change the term of your employment as set forth in your Employment Agreement.

5. Inasmuch as your employment under your Employment Agreement was, as of the date hereof, terminated without Cause pursuant to Section 12(c) thereof, the Company acknowledges that you are entitled to the severance compensation set forth therein. By signing below, you hereby confirm that, in consideration for your continued employment by the Company as described above, you have irrevocably agreed to delay commencement of receipt of such severance compensation until such time as you are no longer employed by the company (regardless whether your employment is terminated by you or the Company). By signing below you further acknowledge and confirm that you understand the Company may terminate your employment at any time without further obligation except as set forth in your Employment Agreement, as amended hereby.

6. Please confirm your understanding and agreement as to the foregoing by signing and returning a copy of this letter agreement to me.

I look forward to your continuing assistance.

Sincerely,                               Confirmed and Agreed (as of the date
                                         first set forth above):
/s/ Robert L. Scott
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Robert L. Scott
President                                  /s/ George Colclough
                                         --------------------------------------
                                         George Colclough